Exhibit 99.1

Tower Group, Inc. Reports Fourth Quarter and Full Year 2009 Results

For the Full Year 2009, Tower reports 79% increase in operating income to $119.8 million,

62.6% increase in book value per share to $23.35, and Gross Premiums Written in excess of $1 billion

NEW YORK--(BUSINESS WIRE)--March 1, 2010--Tower Group, Inc. (NASDAQ: TWGP) today reported net income of $30.7 million and diluted earnings per share of $0.72 for the fourth quarter of 2009 and net income of $109.3 million and diluted earnings per share of $2.76 for the full year of 2009.

Tower reported a 67% increase in operating income(1) for the fourth quarter of 2009 to $31.9 million ($0.74 per share) from $19 million in the same period in 2008. For the year, operating income increased 79% to $119.8 million ($3.03 per share) from $66.8 million in 2008. Operating income for the fourth quarter of 2009 includes a $13.2 million bargain purchase gain from the Specialty Underwriter’s Alliance, Inc. (“SUA”) transaction which represents $0.31 per diluted share. Operating income also includes a charge of $11.7 million, net of tax, or $0.27 per diluted share, primarily related to changes in the loss ratio estimates for commercial liability lines of business during the first nine months of 2009.

Key Highlights (all percentage increases compare the fourth quarter and full year 2009 results to the corresponding periods in 2008 except as noted otherwise):

  The total number of outstanding shares in 2009 increased significantly as a result of the acquisitions of CastlePoint Holdings, Ltd. (“CastlePoint”) and SUA. The diluted weighted average common shares outstanding for the fourth quarter of 2009 was 42.9 million compared to 23.5 million during the same period of 2008. For the full year, the diluted weighted average common shares outstanding was 39.6 million compared to 23.5 million in 2008.
  Stockholders’ equity increased by 213% to $1.1 billion at year end 2009 from $335 million at year end 2008; book value per share increased by 62.6% to $23.35 at year end 2009 from $14.36 at year end 2008.
  Gross premiums written and produced(2) increased by 34.1% to $327.3 million in the fourth quarter and by 34.5% to $1.1 billion for the full year.
  Tower ceded $87 million of liability lines business written premium during the fourth quarter of 2009 as a result of a 50% quota share reinsurance cession of our in-force, new and renewal premiums in the Brokerage Insurance segment to third party reinsurers.
  For the combined segments, the net combined ratio was 94.7% for the fourth quarter of 2009 compared with 82.6% for the same period last year. For the full year, the net combined ratio was 88.3% in 2009 compared with 82.4% in 2008.
  For the combined segments, the net loss ratio was 62% for the fourth quarter of 2009 compared with 50.8% for the same period last year. The fourth quarter 2009 loss ratio included 7.7% of higher loss ratio estimates primarily from earlier quarters in 2009. For the full year 2009, the net loss ratio was 55.6%, while the net accident year loss ratio was 55.9%.

  For the combined segments, the net expense ratio was 32.7% for the fourth quarter of 2009 compared with 31.8% for the same period last year. For the full year 2009, the net expense ratio was 32.7% compared with 30.7% in 2008.
  Net investment income increased by 157.3% to $21.2 million in the fourth quarter and by 116.6% to $74.9 million for the full year.

Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc., stated, “In 2009, we successfully executed on our strategy to improve our business franchise by significantly increasing our capitalization, further diversifying our product offerings and expanding geographically. In addition, we were able to create value for our shareholders by significantly increasing our book value per share and increasing our earnings per share despite the increased number of shares outstanding as a result of the CastlePoint and SUA acquisitions. In the fourth quarter of 2009, we revised our loss ratio estimates for 2009 which resulted in slightly lower earnings than we had previously projected. This revision required us to revise our earnings guidance for the first two quarters of 2010. We believe we will be on track to meet our previously announced annual earnings guidance for 2010 beginning in the third quarter as we complete SUA’s integration and realize the benefits from the acquisition of OneBeacon’s personal lines division that we announced in February 2010.”

Financial Summary (Unaudited)
($ in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Gross premiums written	$327,232	$176,537	$1,070,716	$634,820
Premiums produced by managing general agency	196	69,385	11,722	175,391
Net premiums written	205,459	78,447	886,189	344,043
Total commission and fee income	17,908	45,476	52,025	149,665
Net investment income	21,183	8,232	74,866	34,568
Net realized gains (losses) on investments	(824)	(5,073)	1,501	(14,354)

Total revenues	271,459	136,393	983,103	484,430
Gain on investment in acquired unconsolidated affiliates	-	-	7,388	-
Gain on bargain purchase	13,186	-	13,186	-
Net income	30,748	15,735	109,330	57,473
Earnings per share – Basic	$0.72	$0.67	$2.78	$2.47
Earnings per share – Diluted	$0.72	$0.67	$2.76	$2.45
Return on average equity	12.5%	19.3%	13.9%	17.8%

Combined Brokerage and Specialty Segments
Net premiums earned	$233,191	$87,758	$854,711	$314,551
Net loss ratio	62.0%	50.8%	55.6%	51.7%
Net expense ratio	32.7%	31.8%	32.7%	30.7%

Brokerage Insurance Segment
Net premiums earned	150,277	81,121	624,994	296,719
Net loss ratio	60.2%	50.4%	54.4%	51.4%
Net expense ratio	33.4%	31.0%	33.5%	30.5%

Specialty Insurance Segment
Net premiums earned	82,912	6,637	229,717	17,832
Net loss ratio	65.2%	56.7%	59.0%	57.2%
Net expense ratio	31.3%	41.7%	30.5%	34.6%

Reconciliation of non-GAAP financial measures:
Net income	$30,748	$15,735	$109,330	$57,473
Net realized gains (losses) on investments, net of tax	(536)	(3,297)	976	(9,330)
Acquisition-related transaction costs, net of tax (3)	(574)	-	(11,466)	-
Operating income	$31,858	$19,032	$119,820	$66,803

Operating EPS and ROE:
Earnings per share - Basic	$0.75	$0.82	$3.04	$2.87
Earnings per share - Diluted	$0.74	$0.81	$3.03	$2.84
Return on average equity	12.9%	23.3%	15.2%	20.7%

Fourth Quarter 2009 Highlights

Gross premiums written increased to $327.2 million in the fourth quarter of 2009, which was 85.4% higher than in the fourth quarter of 2008. Excluding Hermitage, policies in force for our brokerage business increased by 19.3% in 2009 compared to 2008. During the same period, premium increases on renewal business averaged 2.9% in personal lines and premium decreases on renewal business averaged 1.4% in commercial lines. For all brokerage business managed by Tower, the retention rate was 88% in personal lines and 75% in commercial lines.

Total revenues increased 99.0% to $271.5 million in the fourth quarter of 2009 as compared to $136.4 million in the prior year's fourth quarter. Net premiums earned represented 85.9% of total revenues for the three months ended December 31, 2009 compared to 64.3% for the same period in 2008.

Tower entered into a quota share reinsurance contract ceding our Brokerage Insurance Segment’s liability business in the fourth quarter of 2009. Under this quota share agreement, we ceded 50% of our in-force, new and renewal written and earned premiums on Commercial Multi-Peril and Other Liability policies to third party reinsurers amounting to $86.9 million and $27.2 million, respectively.

Total commission and fee income decreased 60.6% to $17.9 million in the fourth quarter of 2009 compared to $45.5 million in the fourth quarter of 2008.

Net investment income increased 157.3% to $21.2 million for the three months ended December 31, 2009 compared to $8.2 million for the same period in 2008. On a tax equivalent basis, the book yield was 5.5% as of December 31, 2009 compared to 4.6% as of December 31, 2008. Net realized investment losses were $0.8 million for the three months ended December 31, 2009 compared to losses of $5.1 million for the same time period in 2008. Included in the fourth quarter of 2009 realized investment losses are $4.4 million of OTTI losses.

Gross loss and loss adjustment expenses and the gross loss ratio for the three months ended December 31, 2009 were $175.8 million and 58.8%, respectively, compared to $81.1 million and 52.7%, respectively, in the same period in 2008. The net loss ratio was 62.0% in the three months ended December 31, 2009 and 50.8% in the same period in 2008.

Operating expenses were $94.4 million for the three months ended December 31, 2009 as compared to $65.0 million for the same period in 2008. Our gross expense ratio was 30.9% for the three months ended December 31, 2009 as compared to 30.2% in the same period in 2008. Our net expense ratio was 32.7% for the three months ended December 31, 2009 as compared to 31.8% in the same period in 2008.

Other income for the fourth quarter of 2009 includes a gain on bargain purchase of $13.2 million related to the acquisition of SUA.

Additional Highlights and Disclosures:

Stock Repurchase Announced

As part of Tower’s capital management strategy, the Board of Directors approved a $100 million share repurchase program on February 26, 2010. Purchases will be made from time to time in the open market or in privately negotiated transactions in accordance with applicable laws and regulations. The program has no expiration date. Based on the closing stock price of Tower common stock on February 26, 2010, the authorized repurchase would represent approximately 9.5% of outstanding shares.

Acquisitions

In October 2009, Tower completed the acquisition of the renewal rights to the workers’ compensation business of AequiCap Program Administrators Inc., an underwriting agency based in Fort Lauderdale, Florida.

In November 2009, Tower completed the acquisition of all issued and outstanding common stock of SUA, for approximately $107 million of Tower’s common stock. After the acquisition, SUA Insurance Company was renamed CastlePoint National Insurance Company, which name change is still pending in some jurisdictions. The acquisition of SUA strengthens Tower’s Specialty Business segment and its regional presence in the Midwest.

On February 2, 2010, Tower announced that it entered into a definitive agreement to purchase the Personal Lines Division of OneBeacon Insurance Group. The transaction involves the acquisition of two insurance companies, two management companies, certain renewal rights and other associated assets.

Dividend Declaration

Tower’s Board of Directors approved a quarterly dividend on February 4, 2010 of $0.07 per share payable March 26, 2010 to stockholders of record as of March 15, 2010.

2010 Guidance

Tower expects first quarter 2010 operating earnings per share to be in a range of $0.65 to $0.70. For the full year 2010, Tower projects its operating earnings per share to be in a range between $3.00 and $3.20. We have revised our earnings guidance for 2010 primarily to reflect the changes in the loss ratio estimates for 2010 made in the fourth quarter of 2009 and the effects of the SUA integration. We believe our operating earnings per share will be in the range of $3.50 to $3.70 for the twelve month period beginning in the third quarter of 2010 after we fully integrate SUA and recognize the benefits from the OneBeacon Personal Line Division transaction, which is expected to close in the second quarter of 2010.

Notes on Non-GAAP Financial Measures

(1) Operating income is a common performance measurement for insurance companies and excludes realized investment gains or losses and expenses related to business combinations. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. The Federal statutory tax rate of 35% was used to calculate the tax applicable to net realized gains or losses on investments and tax deductible acquisition-related transaction costs. Operating earnings per share is operating income divided by diluted weighted average shares outstanding. Operating return on equity is annualized operating income divided by average common stockholders’ equity.

(2) Gross premiums written through our insurance subsidiaries and produced as managing general agent on behalf of other insurance companies.

(3) For the three and twelve month periods ended December 31, 2009, $0.3 million and $9.2 million, respectively, of acquisition-related transaction costs were not deemed deductible for tax purposes. A tax rate of 35% was used for those acquisition-related transaction costs that were tax deductible.

Conference Call

Tower will host a conference call and webcast to discuss these results today at 10:00 a.m. ET. This conference call will be broadcast live over the Internet. To access a listen-only webcast over the Internet, please visit the Investor Information section of Tower Group, Inc.’s website, www.twrgrp.com, or use this link: http://investor.twrgrp.com/events.cfm.

Please access the website at least 15 minutes prior to the call to register and to download any necessary audio software. If you are unable to participate during the live conference call, a webcast will be archived in the Investor Information section of Tower Group, Inc.'s website at www.twrgrp.com.

About Tower Group, Inc.

Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses through its network of retail and wholesale agents and specialty business through program underwriting agents. Tower's insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate," "believe" and "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower’s filings with the SEC, including among others Tower’s Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent filings on Form 10-Q, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information visit Tower's website at
http://www.twrgrp.com/

Tower has changed the presentation of its business results, beginning January 1, 2009, by allocating its previously reported insurance segment into brokerage insurance and specialty business, based on the way management organizes the segments for making operating decisions and assessing profitability. This will result in the reporting of three operating segments. The prior period segment disclosures have been restated to conform to the current presentation.

The Brokerage Insurance Segment offers a broad range of commercial lines and personal lines property and casualty insurance products to small to mid-sized businesses and individuals distributed through a network of retail and wholesale agents on both an admitted and non-admitted basis;

The Specialty Business Segment provides specialty classes of business through program underwriting agents. This segment also includes reinsurance solutions provided primarily to small insurance companies; and

The Insurance Services Segment provides underwriting, claims and reinsurance brokerage services to insurance companies.

Brokerage Insurance & Specialty Business Combined
($ in thousands)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Change(%)	2009	2008	Change(%)
Revenues
Premiums earned
Gross premiums earned	$298,819	$154,064	94.0%	$1,046,260	$578,345	80.9%
Less: ceded premiums earned	(65,628)	(66,307)	-1.0%	(191,549)	(263,794)	-27.4%
Net premiums earned	233,191	87,757	165.7%	854,711	314,551	171.7%
Ceding commission revenue	16,263	18,585	-12.5%	43,937	79,162	-44.5%
Policy billing fees	774	559	38.4%	2,944	2,004	46.9%
Total	250,228	106,901	134.1%	901,592	395,717	127.8%
Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	175,812	81,126	116.7%	566,762	288,327	96.6%
Less: ceded loss and loss adjustment expenses	(31,235)	(36,514)	-14.5%	(91,265)	(125,588)	-27.3%
Net loss and loss adjustment expenses	144,577	44,612	224.1%	475,497	162,739	192.2%
Underwriting expenses
Direct commission expenses	54,282	28,989	87.3%	202,858	105,647	92.0%
Other underwriting expenses	38,906	18,067	115.3%	123,468	72,127	71.2%
Total underwriting expenses	93,188	47,056	98.0%	326,326	177,774	83.6%
Underwriting profit	$12,463	$15,233	-18.2%	$99,769	$55,204	80.7%

Key Measures
Premiums written
Gross premiums written	$327,232	$176,537	85.4%	$1,070,716	$634,820	68.7%
Less: ceded premiums written	(121,773)	(98,090)	24.1%	(184,527)	(290,777)	-36.5%
Net premiums written	$205,459	$78,447	161.9%	$886,189	$344,043	157.6%

Loss Ratios
Gross	58.8%	52.7%		54.2%	49.9%
Net	62.0%	50.8%		55.6%	51.7%
Accident Year Loss Ratios
Gross	57.5%	59.2%		55.2%	53.6%
Net	60.1%	55.8%		55.9%	54.6%
Underwriting Expense Ratios
Gross	30.9%	30.2%		30.9%	30.4%
Net	32.7%	31.8%		32.7%	30.7%
Combined Ratios
Gross	89.7%	82.9%		85.1%	80.3%
Net	94.7%	82.6%		88.3%	82.4%

Note: The fourth quarter 2009 loss ratio includes 7.7% of losses primarily related to changes in loss estimates for earlier quarters in 2009.

Brokerage Insurance Segment Information
($ in thousands)
(Unaudited)

	Three Months		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Premiums earned
Gross premiums earned	$205,653	$125,248	$774,853	$500,372
Less: ceded premiums earned	(55,375)	(44,128)	(149,859)	(203,653)
Net premiums earned	150,278	81,120	624,994	296,719
Ceding commission revenue	13,770	12,901	34,231	61,051
Policy billing fees	774	558	2,944	2,004
Total	164,822	94,579	662,169	359,774
Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	114,795	64,535	405,204	243,303
Less: ceded loss and loss adjustment expenses	(24,269)	(23,684)	(65,168)	(90,757)
Net loss and loss adjustment expenses	90,526	40,851	340,036	152,546
Underwriting expenses
Direct commission expenses	34,894	21,766	143,131	84,623
Other underwriting expenses	29,821	16,838	103,424	68,872
Total underwriting expenses	64,715	38,604	246,555	153,495
Underwriting profit	$9,581	$15,124	$75,578	$53,733

Key Measures
Premiums written
Gross premiums written	$235,434	$139,169	$806,545	$510,045
Less: ceded premiums written	(112,009)	(68,790)	(149,664)	(194,390)
Net premiums written	$123,425	$70,379	$656,881	$315,655

Loss Ratios
Gross	55.8%	51.5%	52.3%	48.6%
Net	60.2%	50.4%	54.4%	51.4%
Accident Year Loss Ratios
Gross	54.9%	59.6%	53.9%	53.0%
Net	59.8%	55.7%	55.2%	54.4%
Underwriting Expense Ratios
Gross	31.1%	30.4%	31.4%	30.3%
Net	33.4%	31.0%	33.5%	30.5%
Combined Ratios
Gross	86.9%	81.9%	83.7%	78.9%
Net	93.6%	81.4%	87.9%	81.9%

Note: The fourth quarter 2009 loss ratio includes 7.8% of losses primarily related to changes in loss estimates for earlier quarters in 2009.

Specialty Business Segment Information
($ in thousands)
(Unaudited)

	Three Months		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Premiums earned
Gross premiums earned	$93,165	$28,816	$271,406	$77,972
Less: ceded premiums earned	(10,253)	(22,179)	(41,689)	(60,140)
Net premiums earned	82,912	6,637	229,717	17,832
Ceding commission revenue	2,493	5,684	9,706	18,111
Total	85,405	12,321	239,423	35,943
Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	61,017	16,591	161,557	45,024
Less: ceded loss and loss adjustment expenses	(6,966)	(12,830)	(26,095)	(34,831)
Net loss and loss adjustment expenses	54,051	3,761	135,462	10,193
Underwriting expenses
Direct commission expenses	19,388	7,223	59,727	21,024
Other underwriting expenses	9,085	1,229	20,043	3,256
Total underwriting expenses	28,473	8,452	79,770	24,280
Underwriting profit	$2,881	$108	$24,190	$1,470

Key Measures
Premiums written
Gross premiums written	$91,797	$37,368	$264,171	$124,774
Less: ceded premiums written	(9,763)	(29,300)	(34,863)	(96,387)
Net premiums written	$82,034	$8,068	$229,308	$28,387

Loss Ratios
Gross	65.5%	57.6%	59.5%	57.7%
Net	65.2%	56.7%	59.0%	57.2%
Accident Year Loss Ratios
Gross	63.3%	57.6%	58.9%	57.7%
Net	60.6%	56.7%	57.9%	57.2%
Underwriting Expense Ratios
Gross	30.6%	29.3%	29.4%	31.1%
Net	31.3%	41.7%	30.5%	34.6%
Combined Ratios
Gross	96.1%	86.9%	88.9%	88.9%
Net	96.5%	98.4%	89.5%	91.8%

Note: The fourth quarter 2009 loss ratio includes 7.6% of losses primarily related to changes in loss estimates for earlier quarters in 2009.

Insurance Services Segment Results of Operations
($ in thousands)
(Unaudited)

	Three Months		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue
Direct commission revenue from
managing general agency	$(430)	$22,861	$1,583	$58,215
Claims administration revenue	429	1,816	1,482	5,392
Other administration revenue	102	1,133	570	3,559
Reinsurance intermediary fees	770	451	1,488	990
Policy billing fees	1	73	21	343
Total	872	26,334	5,144	68,499
Expenses
Direct commission expense paid to producers	35	11,416	1,707	26,798
Other insurance services expenses	421	4,376	1,446	12,346
Claims expense reimbursement to TICNY	77	1,816	1,130	5,392
Total	533	17,608	4,283	44,536
Insurance services pre-tax income	$339	$8,726	$861	$23,963
Premiums produced by TRM on behalf
of issuing companies	$196	$69,385	$11,722	$175,391

Tower Group, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,
($ in thousands, except par value and share amounts)	2009	2008
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of
$1,729,117 and $581,470)	$1,783,596	$530,159
Equity securities, available-for-sale, at fair value (cost of $78,051 and $12,726)	76,733	10,814
Short-term investments, available-for sale, at fair value (cost of $36,500)	36,500	-
Total investments	1,896,829	540,973
Cash and cash equivalents	164,882	136,253
Investment income receivable	20,240	6,972
Premiums receivable	280,357	188,643
Reinsurance recoverable on paid losses	14,819	50,377
Reinsurance recoverable on unpaid losses	199,687	222,229
Prepaid reinsurance premiums	94,818	153,650
Deferred acquisition costs, net of deferred ceding commission revenue	170,652	53,080
Deferred income taxes	41,757	36,207
Intangible assets	53,350	20,464
Goodwill	244,690	18,962
Fixed assets, net of accumulated depreciation	66,429	39,038
Investment in unconsolidated affiliate	-	29,293
Other assets	64,442	42,240
Total assets	$3,312,952	$1,538,381
Liabilities
Loss and loss adjustment expenses	$1,131,989	$534,991
Unearned premium	658,940	328,847
Reinsurance balances payable	89,080	134,598
Funds held under reinsurance agreements	13,737	20,474
Accounts payable, accrued liabilities and other liabilities	133,647	83,231
Subordinated debentures	235,058	101,036
Total liabilities	2,262,451	1,203,177
Stockholders' Equity
Common stock ($0.01 par value; 100,000,000 shares authorized, 45,092,321 and
and 23,408,145 shares issued, and 44,984,953 and 23,339,470 shares outstanding)	451	234
Treasury stock (107,368 and 68,675 shares)	(1,995)	(1,026)
Paid-in-capital	751,878	208,094
Accumulated other comprehensive income (loss)	34,554	(37,498)
Retained earnings	265,613	165,400
Total stockholders' equity	1,050,501	335,204
Total liabilities and stockholders' equity	$3,312,952	$1,538,381

Tower Group, Inc.
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands, except per share and share amounts)	2009	2008	2009	2008
Revenues
Net premiums earned	$233,192	$87,758	$854,711	$314,551
Ceding commission revenue	16,263	18,585	43,937	79,162
Insurance services revenue	870	26,260	5,123	68,156
Policy billing fees	774	631	2,965	2,347
Net investment income	21,183	8,232	74,866	34,568
Net realized gains (losses)
Other-than-temporary impairments	(9,888)	(6,315)	(44,210)	(22,651)
Portion of loss recognized in other comprehensive
income (loss)	5,444	-	20,722	-
Other net realized investment gains (losses)	3,620	1,242	24,989	8,297
Total net realized investment gains (losses)	(824)	(5,073)	1,501	(14,354)
Total revenues	271,458	136,393	983,103	484,430
Expenses
Loss and loss adjustment expenses	144,575	44,613	475,497	162,739
Direct and ceding commission expense	54,327	40,405	204,565	132,445
Other operating expenses	40,052	24,573	129,846	91,491
Acquisition-related transaction costs	703	-	14,038	-
Interest expense	4,625	1,856	18,122	8,449
Total expenses	244,282	111,447	842,068	395,124
Other Income (expense)
Equity (loss) income in unconsolidated affiliate	-	(432)	(777)	269
Gain on investment in acquired unconsolidated affiliate	-	-	7,388	-
Gain on bargain purchase	13,186	-	13,186	-
Income before income taxes	40,362	24,514	160,832	89,575
Income tax expense	9,614	8,779	51,502	32,102
Net income	$30,748	$15,735	$109,330	$57,473

Gross unrealized investment holding gains (losses) arising during periods	(6,791)	(1,897)	108,879	(56,098)
Cumulative effect of adjustment resulting from adoption of new
accounting guidance	-	-	(2,497)	-
Equity in net unrealized (losses) gains on investment in unconsolidated
affiliate's investment portfolio	-	(420)	3,124	(3,142)
Less: reclassification adjustment for (gains) losses included in net income	824	5,074	(1,501)	14,354
Income tax benefit (expense) related to items of other comprehensive income	(195)	(965)	(37,700)	15,710
Comprehensive net income	$24,586	$17,527	$179,635	$28,297
Basic and diluted earnings per share
Basic-Common stock:
Distributed	$0.07	$0.05	$0.26	$0.20
Undistributed	0.65	0.62	2.52	2.27
Total	$0.72	$0.67	$2.78	$2.47
Diluted	$0.72	$0.67	$2.76	$2.45
Weighted average common shares outstanding
Basic	42,667,754	23,073,362	39,363,324	23,290,506
Diluted	42,900,860	23,524,979	39,580,654	23,484,614
Dividends declared and paid per common share	$0.07	$0.05	$0.26	$0.20

CONTACT:
Tower Group, Inc.
Thomas Song, 212-655-4789
Managing Vice President
tsong@twrgrp.com